UNITED STATES                                       OMB APPROVAL
        SECURITIES AND EXCHANGE COMMISSION                 OMB NUMBER: 3235-0058
                Washington, D.C.                  Average estimated burden hours
                                                     per response...........2.50
                 FORM 12B-25

                                                                 SEC FILE NUMBER
         NOTIFICATION OF LATE FILING                                     0-24829

(Check one):   Form 10-K    Form 11-K    Form 20-F   X  Form 10-Q     Form N-SAR
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         For Period Ended: June 30, 2002
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Read Instructions (on back page) Before Preparing Form. Please Print or Type. Nothing in this Form shall be construed to imply that the Commission has verified any information contained herein.
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If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:
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PART I -- REGISTRANT INFORMATION

FTS APPAREL, INC.
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Full Name of Registrant


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Former Name if Applicable

301 Oxford Valley Road, Suite 1202
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Address of Principal Executive Officer (Street and Number)


Yardley, Pennsylvania 19067
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City, State and Zip Code

PART II -- RULES 12b-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25, the following should be completed. (Check box if appropriate)

         (        (a)        The reasons  described in reasonable detail in Part
                             III of this form could not be eliminated  without
                             unreasonable effort or expense;
     X   (        (b)        The subject  annual report or semi-annual  report/
  ------                     portion  thereof will be filed on or before the
                             fifteenth calendar day  following  the  prescribed
                             due date or the subject  quarterly  report will be
                             filed on or before the fifth calendar day following
                             the prescribed due date; and
         (        (c)        The accountant's statement or other exhibit
                             required by Rule 12b-25(c) has been attached if applicable.


PART III -- NARRATIVE

State below in reasonable detail the reasons why the Form 10-K, 11-K, 20-F, 10-Q or N-SAR or portion thereof, could not be filed within the prescribed time period.

The Company and its accountants need additional time to finalize and analyze its financial statements and prepare Management's Discussion and Analysis of Financial Condition and Results of Operation.

PART IV -- OTHER INFORMATION

(1) Name and telephone number of persons to contact in regard to this notification


     David J. Babiarz, Esq.                303                   779-5900
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            (Name)                     (Area Code)           (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports) been filed? If answer is no,
     identify report(s).  X  yes       no
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Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof? yes X no
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If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

                                FTS Apparel, Inc.
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                  (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  August 15, 2002                    By: /s/ Scott Gallagher
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                                              Scott Gallagher, President and
                                              Chief Executive Officer

INSTRUCTION: The form may be signed by an executive officer of the registrant or by any other duly authorized representative. The name and title of the person signing the form shall be typed or printed beneath the signature. If the statement is signed on behalf of the registrant by an authorized representative (other than an executive officer), evidence of the representative's authority to sign on behalf of the registrant shall be filed with the form.

                                    ATTENTION

Intentional misstatements or omissions of fact constitute Federal Criminal Violations (see 18 U.S.C. 1001)

                              GENERAL INSTRUCTIONS

1. This Form is required by Rule 12b-25 (17 CFR 240.12b-25) of the General Rules and Regulations under the Securities Exchange Act of 1934.

2. One signed original and four conformed copies of this Form and amendments thereto must be completed and filed with the Securities and Exchange Commission, Washington, D.C. 20549, in accordance with Rule 0-3 of the General Rules and Regulations under the Act. The information contained in or filed with the Form will be made a matter of public record in the Commissions files.

3. A manually signed copy of the form and amendments thereto shall be filed with each national securities exchange on which any class of securities of the registrant is registered.

4. Amendments to the notification must also be filed on Form 12b-25 but need not restate information that has been correctly furnished. The Form shall be clearly identified as an amendment notification.